Exhibit 10.18

MIDWESTONE FINANCIAL GROUP, INC.

EMPLOYEE COVENANT AGREEMENT
This EMPLOYEE COVENANT AGREEMENT is made and entered into as of December 12, 2014, by and between MIDWESTONE FINANCIAL GROUP, INC. (together with any successor thereto, the “Company”) and Mitch Cook (the “Employee,” and together with the Company, the “Parties”), and shall be effective immediately upon the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger By and Between MidWestOne Financial Group, Inc. and Central Bancshares, Inc. dated November 20, 2014 (the “Merger Agreement”), whereby Central Bancshares, Inc. (“CBI”) shall merge with and into the Company, with the Company being the surviving corporation (with the consummation of the Merger constituting the “Effective Date”).
RECITALS
A.The Employee is currently employed by CBI or its wholly owned subsidiary, Central Bank (“Central Bank”).
B.The Company desires to employ Employee, following the Merger, subject to Employee’s execution and compliance with the terms of this Agreement.
C.Employee desires to be employed by the Company, following the Merger, and to be subject to the terms of this Agreement.
D.The Parties desire to enter into this Agreement as of the Effective Time (as defined in the Merger Agreement) and, to the extent provided herein, this Agreement shall supersede all of the terms and conditions of all prior employment terms and conditions, whether or not in writing.
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Contingency. This Agreement shall be contingent on the consummation of the transactions contemplated by the Merger Agreement. If the transactions contemplated by the Merger Agreement are not consummated for any reason, this Agreement will be null and void as of the earlier of
(a)the date of the public announcement of the cancellation of the intent to consummate the Merger Agreement, or (b) June 30, 2015 but only if the transactions contemplated by the Merger Agreement are not consummated by such date; provided, however, if the parties to the Merger Agreement amend the Merger Agreement to extend the Termination Date (as defined in the Merger Agreement), or the Termination Date is extended pursuant to the terms of the Merger Agreement, such amended or extended Termination Date shall be inserted in place of “June 30, 2015” in clause (b) of this sentence.
2.Retention Bonus.
(a)    In consideration for Employee’s promises as set forth in this Agreement, the Company shall pay or cause to be paid to Employee a “Retention Bonus” in the gross amount of seventy-five thousand dollars ($75,000), which amount shall be paid as follows:
(i)two-thirds (2/3rds) of the Retention Bonus will be paid in a single lump sum on the Effective Date; and,

(ii)the remaining one-third (l/3rd) of the Retention Bonus will be paid in a single lump sum within ten (10) business days following the first anniversary of the Effective Date (the ‘"Retention Bonus Date”), provided Employee remains continuously in the employ of the Company from the date hereof through the Retention Bonus Date.
The Company shall withhold from the Retention Bonus all applicable federal, state or local income and employment taxes.
(b)If Employee’s employment is terminated by the Company without Cause during the period from the Effective Date through the Retention Bonus Date, Employee shall be entitled to receive the Retention Bonus at the same time and in the same manner as described in Section 2(a).
(c)For purposes of this Agreement, “Cause” shall mean a termination by the Company of Employee’s employment with the Company as a result of:
(i)Employee’s willful and continuing failure to perform Employee’s duties and obligations of employment;
(ii)Employee’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;
(iii)Employee’s breach of fiduciary responsibility; or
(iv)an act of dishonesty by Employee that is materially injurious to the Company.
Employee shall be entitled to at least thirty (30) days prior written notice of the Company’s intention to terminate for Cause Employee’s employment with the Company. Such written notice shall: (x) specify the grounds for such termination; (y) provide a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination; and, (z) provide a reasonable opportunity to present to the Company’s Chief Executive Officer the position of Employee regarding any dispute relating to the termination for Cause.
3.Equity Incentives.
(a)In further consideration for Employee’s promises as set forth in this Agreement, as soon as practicable following the Effective Time, the Company shall grant to Employee 1,000 restricted stock units (the “RSUs”) pursuant, and subject, to the terms and conditions of the Company’s 2008 Equity Incentive Plan. Provided that Employee remains continuously employed by the Company through each Vesting Date, the RSUs will vest in accordance with the following schedule:

Vested Percentage	Vesting Date
50% of RSUs	18 months following the Effective Time
25% of RSUs	30 months following the Effective Time
25% of RSUs	42 months following the Effective Time

(b)Following the Effective Date, Employee shall be considered in the same manner as other similarly situated employees of the Company for eligibility to participate in future equity awards. If' determined to be eligible for an equity award. Employee will participate in such equity award on the same terms and conditions as similarly situated employees of the Company. The terms and conditions of any such future equity award shall be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

4.Severance. If, on or before the second (2nd) anniversary of the Effective Date, Employee’s employment with the Company is terminated by the Company without Cause or Employee terminates his employment with Good Reason (as defined in Section 5(d)) whether or not in connection with a change in control, Employee shall be entitled to receive the Severance Amount as described in this
Section 4.
(a)Commencing on the first Company payroll date that occurs on or following the sixtieth (60th) day following the termination date, Employee shall receive the Severance Amount, with such amount to be paid in twelve (12) substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the sixty (60)-day period following the termination date but for the Release requirement in Section 4(b) shall be paid on the first Company payroll date that occurs on or following the sixtieth (60th) day following the termination date, and the number of remaining substantially equal monthly installments to be made shall be reduced from twelve (12) by any such “catch-up” payments that are made.
(b)Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Employee under this Section 4 unless Employee executes and delivers to the Company a Release within forty-five (45) days following the termination date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the termination date. “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.
5.Employee Covenants. Employee acknowledges that Employee has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business.
(a)Confidential Information. Employee acknowledges that, during the course of Employee’s employment with the Company, Employee may produce and have access to confidential and/or proprietary, non-public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Employee shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Employee’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Employee of Employee’s duties hereunder. If Employee receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or Employee’s activities in connection with the business of the Company or any of its Affiliates, Employee shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Employee shall not directly or indirectly render services to any person or entity where Employee’s service would involve the use or disclosure of Confidential Information.

(b)Documents and Property .
(i)All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that Employee prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by Employee of Employee’s duties hereunder, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon Employee’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)Employee acknowledges that Employee’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Employee may use a Company- provided computer for reasonable personal use in accordance with the Company’s Technology Use Policy as in effect from time to time. The restrictions contained in this Section 3(b) extend to any personal computers or other electronic devices of Employee that are used for business purposes relating to the Company or any Affiliate. Employee shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of Employee’s employment with the Company for any reason, Employee’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.
(c)Non-Competition and Non-Solicitation. The Parties have jointly reviewed the operations of the Company and have agreed that the primary service area of the Company’s lending and deposit taking functions in which Employee will actively participate extends to an area that encompasses a fifty (50)-mile radius from each banking or other office location of the Company and its Affiliates where the Employee has provided services to the Company (or a predecessor of the Company) during the twenty-four (24) month period immediately preceding the date of termination (collectively, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Employee’s employment with the Company, Employee shall not, directly or indirectly, do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):
(i)During Employee’s employment with the Company and for a period of ninety (90) days immediately following the termination of Employee’s employment for any reason, engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, in each case in the capacity that Employee provided services to the Company or any Affiliate, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided, however, that the ownership by Employee of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii)During Employee’s employment with the Company and for a period of twelve (12) months immediately following the termination of Employee’s employment for any reason, either for Employee or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom Employee had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom Employee had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom Employee had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Employee had significant contact;
(iii)During Employee’s employment with the Company and for a period of twelve (12) months immediately following the termination of Employee’s employment for any reason, either for Employee or any Financial Institution, solicit the business of any person or entity known to Employee to be a customer of the Company or any of its Affiliates, where Employee had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates; or
(iv)During Employee’s employment with the Company and for a period of ninety (90) days immediately following the termination of Employee’s employment for any reason, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to products, activities or services that Employee devoted time to on behalf of the Company or any of its Affiliates and that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.
(d)Notwithstanding the foregoing, if Employee’s employment is terminated by the Company without Cause or Employee resigns for Good Reason, Sections 5(c)(i) and (iv) shall not apply and the twelve (12) month period referred to in Sections 5(c)(ii) and (iii) shall be reduced to six (6) months. For purposes of this provision, “Good Reason” means the occurrence of any one (1) of the following events, unless Employee agrees in writing that such event shall not constitute Good Reason:
(i)an adverse change in the nature, scope or status of Employee’s position, authorities or duties from those in effect immediately following the Effective Date, or
(ii)a reduction in Employee’s annual base salary (as measured as of the Effective Date), or a material reduction in Employee’s aggregate benefits or other compensation plans as in effect immediately following the Effective Date, or
(iii)a relocation of Employee’s primary place of employment of more than twenty-five (25) miles from Employee’s primary place of employment immediately following the Effective Date.
(e)Works Made for Hire Provisions. The Parties acknowledge that all work performed by Employee for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by Employee shall be the exclusive property of the Company. Employee hereby assigns to the Company any right, title and interest in and to all Inventions that Employee may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. Employee shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Employee’s employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(f)Remedies for Breach of Employee Covenant. Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 3 are reasonable with respect to their duration, geographical area and scope. Employee further acknowledges that the restrictions contained in this Section 3 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with Employee, as the case may be. If Employee violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the restrictive period began to run and the date of the first violation of the Restrictive Covenant by Employee.
(g)Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of Section 3, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.
6.Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, MidWestOne Financial Group, Inc., Attention: MidWestOne Bank Senior Vice President and Director of Human Resources, 102 South Clinton Street, Iowa City, Iowa 52240; and if to Employee, to Employee’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
7.Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Minnesota applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
8.Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
9.Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
10.Legal Fees. In the event that either Party commences litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, each Party in any such action will be responsible for its own attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs relating to such action.

11.Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.
12.Construction. In this Agreement, unless otherwise stated, the following uses apply:
(a)references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi- governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, and sections are to preambles, recitals, and sections in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” and “hereunder” (and the like) refer to this Agreement as a whole; (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; and (j) the captions and headings of preambles, recitals, and sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same Agreement.
13.Definitions. As used in this Agreement, the terms defined in this Section 13 have the meanings set forth below.
(a)"Affiliate’* means each company, corporation, partnership, and other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where "control” means (i)the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture, or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture, or other business entity.
(b)“Agreement” means this employee retention bonus and covenant agreement, made and entered into as of the Effective Date, by and between the Parties.
(c)“Cause” has the meaning set forth in Section 2(c).
(d)“Company” means MidWestOne Financial Group, Inc.
(e)“Confidential Information” has the meaning set forth in Section 5(a).
(f)“Effective Date” has the meaning set forth in the preamble hereto.
(g)“Employee” has the meaning set forth in the preamble hereto.
(h)“Financial Institution” means a bank, savings bank, savings and loan association, credit union or similar financial institution.

(i)“Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas, and software conceived, compiled, or developed by Employee in the course of Employee’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Employee prior to Employee’s exposure to any Confidential Information.
(j)“Parties” has the meaning set forth in the preamble hereto.
(k)“Restrictive Area” has the meaning set forth in Section 5(c).
(l)“Restrictive Covenant” has the meaning set forth in Section 5(c).
(m)“Retention Bonus” has the meaning set forth in Section 2(a).
(n)"Retention Bonus Date” has the meaning set forth in Section 2(a).
(o)“Severance Amount” means one (1) times Employee’s base annual salary.
(p)“Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
14.Survival. The provisions of Section 3 shall survive the termination of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MIDWESTONE FINANCIAL GROUP, INC. EXECUTIVE

By:	/s/ CHARLES N. FUNK	/s/ MITCHELL W. COOK
(Signature)

Name:	Charles N. Funk
(Address)

Its:	President & Chief Executive Officer
(Address)

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
This RELEASE AND WAIVER OF CLAIMS (“Agreement”) is made and entered into by and between MIDWESTONE FINANCIAL GROUP, INC. (the “Employer”), and [ ] (“Employee,” and together with the Employer, the “Parties”).
RECITALS
A.The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Employee’s employment with the Employer and the termination of that employment.
B.Employee and the Employer are parties to that certain Employment Agreement, made and entered into [_J, as amended (the “Employment Agreement”).
AGREEMENTS
For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Termination of Employment. Employee’s employment with the Employer shall be terminated effective as of the close of business on [    ] (the “Termination Date”).
2.Compensation and Benefits. Subject to the terms of this Agreement, the Employer shall compensate Employee under this Agreement as follows (collectively, the “Severance Payments”):
(a)Severance Amount. [ ].
(b)Accrued Salary and Vacation. Employee shall be entitled to a lump sum payment in an amount equal to Employee’s earned but unpaid annual base salary and accrued but unused vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)COBRA Benefits. Employee and Employee’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, at Employee’s expense.
(d)Employee Acknowledgment. Employee acknowledges that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, other compensation, or benefits. Employee further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Employee’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Employer under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.
(e)Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.
3.Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Employee’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Employee’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.Release of Claims and Waiver of Rights. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Employer, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Employer, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Employee now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Employee’s execution of this Agreement (the “Release and Waiver”), including liability, claims, demands, actions, and causes of action:
(a)Relating to Employee’s employment or other association with the Employer, or the termination of such employment;
(b)Relating to wages, bonuses, other compensation, or benefits;
(c)Relating to any employment or change in control contract;
(d)Relating to any employment law, including

(i)	The United States and State of Minnesota Constitutions,

(ii)	The Minnesota Human Rights Act,

(iii)	The Civil Rights Act of 1964,

(iv)	The Civil Rights Act of 1991,

(v)	The Equal Pay Act,

(vi)	The Employee Retirement Income Security Act of 1974,

(vii)	The Age Discrimination in Employment Act (the “ADEA”),

(viii)	The Older Workers Benefit Protection Act,

(ix)	The Worker Adjustment and Retraining Notification Act,

(x)	The Americans with Disabilities Act,

(xi)	The Family and Medical Leave Act,

(xii)	The Occupational Safety and Health Act,

(xiii)	The Fair Labor Standards Act,

(xiv)	The National Labor Relations Act,

(xv)	The Genetic Information Nondiscrimination Act,

(xvi)	The Rehabilitation Act,

(xvii)	The Fair Credit Reporting Act,

(xviii)	Executive Order 11246,

(xix)	Executive Order 11141, and

(xx)	Each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)Relating to any right of payment for disability;
(f)Relating to any statutory or contractual right of payment; and
(g)For relief on the basis of any alleged tort or breach of contract under the common law of the State of Minnesota or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Minnesota.

5.Exclusions from General Release. Excluded from the Release and Waiver are any claims or rights arising pursuant to this Agreement and any claims or rights that cannot be waived by law, as well as Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Employee is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.
6.Covenant Not to Sue.
(a)A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue. Employee may bring a claim against the Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Employer can require Employee to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Employer shall have no obligation to make any farther Severance Payments.
(b)If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
7.Restrictive Covenants. Section 8 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
8.No Admissions. The Employer denies that any of the Releasees have taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.
9.Confidentiality of Agreement. Employee shall keep the existence and the terms of this Agreement confidential, except for Employee’s immediate family members and Employee’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
10.Non-Waiver. The Employer’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.
11.Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without regard to principles of conflict of laws (whether in the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
12.Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with the Employer and the termination of that employment. This Agreement may not be amended, modified, altered, or changed except by express written consent of the Parties.
13.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

14.Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
15.Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Employer would not have entered into this Agreement without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Employee’s breach of this Agreement, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee.
16.Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Agreement as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.
17.Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make himself reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Employer, be reasonably requested. The Employer shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Employer shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Employer and are documented in a manner consistent with expense reporting policies of the Employer as may be in effect from time to time.
18.Representations by Employee. Employee acknowledges each of the following:
(a)Employee is aware that this Agreement includes a release of all known and unknown claims.

(b)Employee is legally competent to execute this Agreement and Employee has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.
(c)Any modifications, material or otherwise, made to this Agreement shall not restart or affect in any manner the original 21-day consideration period.
(d)Employee has been offered at least 21 days to consider this Agreement.
(e)Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and Waiver, and to negotiate such terms.
(f)Employee, without coercion of any kind, freely, knowingly, and voluntarily enters into this Agreement.
(g)Employee has the right to rescind the Release and Waiver by written notice to the Employer within 15 calendar days after Employee has signed this Agreement, and the Release and Waiver shall not become effective or enforceable until 15 calendar days after Employee has signed this Agreement, as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such 15-day period, to the attention of [ ]. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the 15-day period and (ii) sent by certified mail, return receipt requested.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates set forth below their respective signatures below.

MidWestOne Financial Group, Inc.		Employee

By:		/s/ MITCHELL W. COOK
[Name]

	[Title]	[Name]

Date: